SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UNITED BANCORP, INC.
(Name of Registrant as Specified in its Charter)

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2723 S. State Street
Ann Arbor, Michigan 48104

August 18, 2010

Dear Fellow Shareholder:

We are requesting your approval to increase the number of authorized shares of our common stock in order to provide us with the flexibility to raise the capital necessary to solidify our capital position, satisfy regulatory requirements, and, most importantly, to assist us in achieving our long term strategic goals and building shareholder value.

We believe that the current financial and regulatory environment provides the Company with unique opportunities to enhance shareholder value. Many of the larger financial institutions operating in our market area have shifted their focus away from business development and have focused on internal operational, capital and regulatory issues. At the same time, we believe that many community banks operating in our market area have been more adversely affected by the recession than we have. We believe that our unique performance-based culture and diverse and efficient operating model, coupled with our client service focus, provide us with a significant opportunity to attract new clients and seize other unique growth opportunities.

We need additional capital in order to take advantage of the opportunities presented to us. Management believes that with additional capital, the Company will be able to act upon opportunities to improve its profitability, enhance its franchise, reinstate the cash dividend on its common shares and enhance overall shareholder value. While additional capital will give us a tool we believe will build shareholder value, we also need capital in order to preserve value. As we discussed at our Annual Shareholder meeting, we need to raise additional capital to comply with the terms of our regulatory memorandum of understanding, to provide an increased ability to absorb potential future losses and to provide us with the foundation for future growth. We are requesting your approval to increase the number of authorized shares of our common stock.

Our capital is at a level which is below that required to comply with our memorandum of understanding with the FDIC and state bank regulators. The failure of the bank to comply with the terms of its memorandum of understanding could result in additional regulatory actions against the bank. These actions, if taken, could have a severely adverse effect on the business of the bank and the value of your investment. Without additional capital, the Bank could also be forced to further curtail operations and reduce its assets and deposits which could diminish the value of the Bank's franchise and cause it to be unable to respond to business opportunities.

Your Board of Directors believes our current levels of capital are insufficient in light of our current financial condition. We believe the recent economic downturn and our recent operating results underscore the strategic importance of increasing capital levels to enhance our ability to continue working through the ongoing impact of the recession on our loan portfolio and absorb potential future losses. Your Board of Directors believes that it will be in the best interests of the Company and its shareholders to increase capital to levels higher than required to comply with the memorandum of understanding to provide a foundation for growth, position the Company to be prepared to take advantage of business opportunities as they may arise, and create conditions necessary to enhance shareholder value in the future.

We continue to identify and evaluate a broad range of strategic alternatives to increase our capital levels, including capital-raising transactions. Some of the strategic alternatives available will require additional authorized shares of our common stock.

We invite you to attend a special meeting of shareholders that will be held on September 23, 2010, at 4:30　p.m. local time, at the Downing Center, United Bank & Trust, 209 East Russell Road, Tecumseh, Michigan 49286, to consider and vote on this very important issue. If you are unable to attend the meeting, but still wish to listen to the meeting by phone, you may do so on a live basis by dialing toll-free 1-877-669-3239 and entering 664300480## for the pass code.

On behalf of your Board of Directors and management, we also would like to express our appreciation for your continued support and confidence.

Sincerely, Robert K. Chapman President and Chief Executive Officer	Sincerely, David S. Hickman Chairman of the Board

Your vote is important. Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
Voting your shares before the meeting will not affect your right to vote in person if you attend the meeting.

2723 S. State Street
Ann Arbor, Michigan 48104

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

A special meeting of shareholders of United Bancorp, Inc. will be held on September 23, 2010, at 4:30 p.m. local time, at the Downing Center, United Bank & Trust, 209 East Russell Road, Tecumseh, Michigan 49286. At the meeting, we will consider and vote on two proposals:

1)	A proposal to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 10,000,000 to 30,000,000 shares; and

2)

A proposal to adjourn the special meeting, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve the proposed amendment to our Articles of Incorporation.

We will also conduct any other business that may properly come before the meeting. You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on August 12, 2010. The enclosed proxy statement is first being sent to our shareholders on approximately August 18, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 23, 2010: This proxy statement is available for viewing, printing and downloading on our website, www.ubat.com. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission from our website or the SEC's website, www.sec.gov.

By Order of the Board of Directors
August 18, 2010	Randal J. Rabe
Executive Vice President, Secretary and Chief Financial Officer

Your vote is important. Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
Voting your shares before the meeting will not affect your right to vote in person if you attend the meeting.

UNITED BANCORP, INC.

PROXY STATEMENT
dated August 18, 2010

For the Special Meeting of Shareholders
to be held September 23, 2010

Amendment to Articles of Incorporation

Your Board of Directors has unanimously approved, and recommends that the Company's shareholders approve, a proposed amendment to the Company's Articles of Incorporation to increase the number of authorized shares of United common stock from 10,000,000 shares to 30,000,000 shares. The Board of Directors has determined that the proposed amendment would be in the best interests of United and its shareholders.

Background and Reasons

The economic downturn in Michigan and resulting severe decline in real estate values has had a direct and adverse effect on the financial condition and results of operations of United and United Bank & Trust (the "Bank"). Capital levels of both the Company and the Bank have been reduced as a result of elevated loan charge-offs, increases in the allowance for loan losses, and related accounting charges and operating losses.

As a result of the economic downturn and the adverse effect it has had on the results of operations and capital of the Bank, on January 15, 2010, the Bank entered into a Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Regulation ("OFIR"). The MOU is not a "written agreement" for purposes of Section 8 of the Federal Deposit Insurance Act. The MOU documents an understanding among the Bank, the FDIC and OFIR that, among other things, the Bank will have and maintain its Tier 1 capital as a percentage of average assets at a minimum of 9% and will maintain its total capital as a percentage of risk-weighted assets at a minimum of 12% for the duration of the MOU.

Our Board of Directors and management have taken a number of steps intended to improve our capital ratios. Some of the steps we have taken include:

•	We suspended payment of director retainer fees effective January 1, 2010.
•	We paid no senior management bonuses in 2007, 2008 and 2009.
•	We had no salary increases in 2009 and 2010.
•	We suspended 401(k) plan matching contributions effective July 1, 2009.
•	We have reduced staff.
•	We completed a consolidation of our two bank subsidiaries.
•	In connection with the bank consolidation, we completed an operational restructuring of our organization intended to reduce expenses and promote efficiencies within our organization.
•	We sold $20,600,000 of our Fixed Rate Cumulative Perpetual Preferred Stock to the United States Department of the Treasury pursuant to the TARP Capital Purchase Program.
•	We suspended payment of cash dividends on shares of United common stock.

Our capital is at a level which is below that required to comply with the terms of our MOU. The failure of the bank to comply with the terms of its memorandum of understanding could result in additional regulatory actions against the Bank. These actions, if taken, could have a severely adverse effect on the business of the Bank and the value of your investment. Without additional capital, the Bank could also be forced to further curtail operations and reduce its assets and deposits which could diminish the value of the Bank's franchise and cause it to be unable to respond to business opportunities.

Your Board of Directors believes our current levels of capital are insufficient in light of our current financial condition. We believe the recent economic downturn and our recent operating results underscore the strategic importance of increasing capital levels to enhance our ability to continue working through the ongoing impact of the recession on our loan portfolio and absorb potential future losses. Your Board of Directors believes that it will be in the best interests of the Company and its shareholders to increase capital to levels higher than required to comply with the MOU to provide a foundation for growth, position the Company to be prepared to take advantage of business opportunities as they may arise, and create conditions necessary to enhance shareholder value in the future.

We have initiated a process to identify and evaluate a broad range of strategic alternatives to increase our capital levels. These alternatives include capital-raising transactions involving public or private offerings of common stock. Given the current market price of our common stock, we believe we need additional authorized shares in order to be able to pursue the full range and extent of possible capital-raising opportunities that the Board may determine to be in the best interests of United and its shareholders. At the date of this proxy statement, we have no definitive agreements or specific plans and proposals for the issuance of shares and thus are not able to determine the number, price or manner in which shares would be offered and sold. However, we do currently anticipate increasing capital levels, in part, by the sale of shares of common stock through public or private offerings if such sales can be arranged on terms, including price, that our Board of Directors believes to be in the best interests of the Company and its shareholders.

Proposed Amendment

We currently have 10,000,000 shares of common stock and 2,000,000 shares of preferred stock authorized for issuance. Of those 10,000,000 shares, as of July 30, 2010, 5,083,311 shares of common stock were issued and outstanding, 415,374 shares of common stock were reserved for issuance upon the exercise of stock options, 145,521 shares of common stock were reserved for issuance under the Company's deferred stock plans, 500,000 shares were reserved for issuance under the Stock Incentive Plan of 2010, and 311,492 shares were reserved for issuance upon the exercise of outstanding warrants, leaving us with 3,544,302 shares of common stock available for future issuance. As of July 30, 2010, we had 20,600 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued and outstanding leaving us with 1,979,400 shares of preferred stock available for future issuance.

The Board of Directors believes that it is advisable to have additional authorized shares of United common stock available to give us the ability to raise additional capital. The additional shares would allow United to raise capital through one or more future public or private offerings of common stock or securities convertible into common stock. We must increase our capital levels to comply with the terms of our MOU and believe it is prudent to raise capital to levels higher than those required by the MOU to provide a foundation for future growth and increase our ability to absorb future losses. The additional shares would also be available for possible future stock splits and dividends, common share for share exchange based acquisitions, equity incentive plans, and other corporate purposes that might be considered.

We currently do not know the amount of cash that would be received by United in any future offering of shares of United common stock or securities that are convertible into shares of United common stock. We currently anticipate using the proceeds, if any, of any such offering to contribute to the capital of the

Bank, increase the regulatory capital levels of the Company and the Bank and for other corporate purposes.

If shareholders approve the proposed amendment, the introductory paragraph of Article III of the Company's Restated Articles of Incorporation would be amended to read in its entirety as follows:

The total authorized capital stock of the corporation is 32,000,000 shares of stock divided into two classes, as follows:

          A.          30,000,000 shares of common stock; and

          B.          2,000,000 shares of preferred stock.

Except for this paragraph, all of the remaining provisions in Article III would remain in full force and effect without change.

Consequences if Amendment Is Not Approved

Our capital is at a level which is below that required to comply with the MOU. If the amendment is not approved, then it is likely that we will not have a sufficient amount of shares of common stock available to accomplish the goals of our capital plan, including raising a sufficient amount of capital to comply with the MOU, increase our ability to absorb future losses and provide a foundation for future growth. The failure of the Bank to comply with the terms of its memorandum of understanding could result in additional regulatory actions against the Bank. These actions could include requiring the Bank to enter into a consent order or other written agreement, subjecting the Bank to a cease and desist order, removal of directors, officers and employees, imposition of civil money penalties and other regulatory actions. These actions, if taken, could have a severely adverse effect on the business of the Bank and the value of your investment. Without additional capital, the Bank could also be forced to further curtail operations and reduce its assets and deposits, which could diminish the value of the Bank's franchise and cause it to be unable to respond to business opportunities.

Rights of Additional Authorized Shares

All of the additional authorized shares of United common stock would be of the same class, with the same dividend, voting, and liquidation rights, as the shares of United common stock presently issued and outstanding. Our authorized capital stock also includes, and will continue to include without increase, 2,000,000 shares of preferred stock. We have 20,600 shares of preferred stock issued and outstanding. Shareholders have no preemptive rights to acquire shares of common stock issued by United under its Restated Articles of Incorporation and shareholders would not acquire preemptive rights with respect to the additional authorized shares of United common stock under the proposed amendment to the Restated Articles of Incorporation.

Potential Effects of Amendment

Under some circumstances, the issuance of additional shares of United common stock could substantially dilute the voting rights, book value per share and earnings per share of existing shareholders. We currently do not know the amount of shares of United common stock, if any, that will be offered for cash in one or more future offerings, but the number of shares offered could be substantial. Consequently, future offerings of United common stock or securities that are convertible into United common stock could be substantially dilutive to the voting rights, book value per share and earnings per share of existing shareholders. The issuance of additional shares, or the perception that additional shares may be issued in a dilutive transaction, could also adversely affect the market price of our common stock.

The additional shares of common stock that would become available for issuance if the amendment is approved could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board or use authorized common shares to support a shareholder rights plan. Although this amendment to increase the authorized common stock has been prompted by the business and financial considerations described above and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), shareholders should be aware that approval of the amendment could facilitate future efforts by us to deter or prevent changes in control.

Future Shareholder Approval

If the proposed amendment is approved, the newly authorized shares of United common stock would be unreserved and available for issuance by United without further shareholder approval.

Your Board of Directors recommends that you
vote FOR approval of Proposal 1.

Questions and Answers about the Proxy Materials and the Special Meeting

Q.	Why am I receiving these materials?

A.

The Company's Board of Directors is providing these materials to you in connection with its solicitation of proxies for use at a special meeting of its shareholders. The meeting will take place on September 23, 2010, at 4:30 p.m. local time, at the Downing Center, United Bank & Trust, 209 East Russell Road, Tecumseh, Michigan 49286. You are invited to attend the meeting and are asked to vote on the proposals described in this proxy statement.

Q.	What information is contained in these materials?

A.

The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	What proposals will be voted on at the meeting?

A.	The following proposals will be voted on at the meeting:

1)	A proposal to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 10,000,000 to 30,000,000 shares.

2)

A proposal to adjourn the special meeting, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve the proposed amendment to our Articles of Incorporation.

In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	How does the Company's Board of Directors recommend that I vote?

A.	Your Board of Directors recommends that you vote FOR each of the proposals described in this proxy statement.

Q.	Who may vote?

A.

You may vote at the meeting if you were a shareholder of record of United common stock at the close of business on August 12, 2010. Each shareholder is entitled to one vote per share of United common stock on each matter presented for a shareholder vote at the meeting. As of July 30, 2010, there were 5,083,311 shares of United common stock outstanding. Shares of preferred stock will not be entitled to vote at the meeting.

Q.	How do I vote?

A.

If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the meeting and at any adjournment of the meeting. If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.

Q.	How do I vote if I hold my shares in "street name"?

A.	If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. You may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Does my broker have discretionary authority to vote my shares?

A.	If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on the proposals described in this proxy statement.

Q.	What are broker non-votes and what effect do they have on the voting on the proposals?

A.

Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. We do not count broker non-votes as votes for or against any proposal.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following:

•	by delivering written notice of revocation to United's Secretary, Randal J. Rabe, at 205 East Chicago Boulevard, Tecumseh, Michigan 49286;

•	by delivering a proxy bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy. Your last valid proxy or vote that we receive before or at the meeting is the vote that we will count.

Q.	What is the quorum requirement for the meeting?

A.

To conduct business at the meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all shares of United common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	May the meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote of the shares present or represented at the meeting, adjourn the meeting despite the absence of a quorum.

In addition, our Bylaws allow the chairman of the meeting to adjourn the meeting if a quorum is not present, if disorder arises or if he determines that no further matters may properly come before the meeting.

If a quorum is not present at the meeting, or if the necessary votes to approve each of the proposals described in this proxy statement have not been obtained, we intend to seek to adjourn the meeting to solicit additional proxies.

Q.	What vote is necessary to approve the proposals?

A.	Proposed Amendment to Restated Articles of Incorporation.

The proposal to amend the Articles of Incorporation to increase the number of authorized shares of our common stock from 10,000,000 to 30,000,000 shares will be approved if a majority of the common shares issued and outstanding on the record date are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal have the effect of votes against the proposal.

Adjournment or Postponement of Special Meeting.

The proposal to adjourn the special meeting, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve the proposed amendment to our Restated Articles of Incorporation will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal are not counted as voting to determine this majority.

Required Vote for Other Matters.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal are not counted as voting to determine this majority.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately August 18, 2010.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	This probably means your shares are registered differently or are in more than one account. Please sign and return all proxies and voting instruction cards you receive.c

Q.	Where can I find the voting results of the special meeting?

A.

We will announce preliminary voting results at the special meeting and publish final results in our current report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the date of the meeting.

Proposal 2 - Adjournment of the Special Meeting

If at the special meeting the number of shares of our common stock present or represented and voting in favor of Proposal 1 is insufficient to approve the Proposal 1, our management may move to adjourn the meeting in order to continue to solicit additional proxies in favor of the proposal. We are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the special meeting. If our shareholders approve this proposal, we could adjourn the meeting, and any adjournment of the meeting, to use the additional time to solicit additional proxies in favor of Proposal 1 if it has not received votes sufficient for approval, including the solicitation of proxies from shareholders that have previously voted against Proposal 1. Your Board of Directors believes that if there are an insufficient number of votes to approve Proposal 1, it is in the best interests of the Company and its shareholders to allow the Company, for a limited period of time, to solicit additional proxies in favor of Proposal 1.

Your Board of Directors recommends that you
vote FOR approval of Proposal 2.

Definitions

In this proxy statement, "we," "us," "our," the "Company" and "United" refer to United Bancorp, Inc., the "Bank" refers to United Bank & Trust, and "you" and "your" refer to each shareholder of United Bancorp, Inc.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, the Company and the Bank. Forward-looking statements are identifiable by words or phrases such as "believes", "intended", "strategic", "continue", "future", "likely", "further", "could", "would" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future capital levels, future capital raising activities, future growth, future profitability levels, our ability to comply with the terms of our memorandum of understanding, our ability to consolidate our subsidiary banks and achieve resulting efficiencies and expense reduction, future business opportunities and the future price of our stock. Our ability to fully comply with all of the provisions of our memorandum of understanding, improve regulatory capital ratios, raise additional capital, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009 and in "Part II, Item 1A - Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010; the timing and level of asset growth; changes in market interest rates, changes in FDIC assessment rates, changes in banking laws and regulations; changes in property values, asset quality and the financial capability of borrowers; actions of bank regulatory authorities; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; the impact of possible future litigation; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; changes in value and credit quality of investment securities; the local and global effects of current and future military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Five Percent Shareholders

To the extent known by the Company, as of July 30, 2010, no persons except those listed in the following table owned beneficially more than five percent of the voting securities of the Company. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total number of shares of common stock of the Company outstanding as of July 30, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

United Bank & Trust as Trustee P.O. Box 248, Tecumseh, MI 49286	394,783 (1)	7.77%

United States Department of the Treasury Washington, D.C.	311,492 (2)	6.13%

(1)

United Bank & Trust as Trustee has sole voting and sole investment powers with respect to 378,065 of the shares, and shared voting and shared investment powers with respect to the remaining 16,718 of these shares. It is the policy of the Bank's Wealth Management Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Wealth Management Group will not vote the shares.

(2)

As a result of the Company's participation in the Troubled Asset Relief Program Capital Purchase Program, the United States Department of the Treasury ("Treasury") holds a warrant to purchase 311,492 shares of the Company's Common Stock. Under applicable regulations, the shares that could be acquired by exercise of that warrant are considered to be solely beneficially owned by Treasury. Treasury has agreed that it will not exercise any voting rights with respect to any shares it acquires and holds by reason of exercise of the warrant.

Ownership of Management

The table below discloses the name of each of the directors and named executive officers of the Company, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total number of shares of common stock of the Company outstanding as of July 30, 2010 plus shares of common stock subject to stock options that are currently exercisable or that will be exercisable within 60 days after July 30, 2010, according to information furnished to the Company by such persons. The table also discloses the total number of shares beneficially owned by all of the directors and named executive officers as a group, and the percentage of ownership of such group in relation to the total number of shares of common stock of the Company outstanding as of July 30, 2010 plus shares of Common Stock subject to stock options that are currently exercisable or that will be exercisable within 60 days after July 30, 2010, according to information furnished to the Company by such persons. The Company is not responsible for the accuracy of this information.

The numbers of shares shown below includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has voting power, shared voting power, sole investment power or shared investment power. Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shared Voting or Dispositive Power	Sole Voting and Dispositive Power	Vested Options	Total Beneficial Ownership	Percent of Class (1)

Directors
Stephanie H. Boyse	-	3,270	3,032	6,302	*
James D. Buhr	-	1,472	4,636	6,108	*
Robert K. Chapman	3,070	15,208	41,541	59,819	1.18%
John H. Foss	-	5,306	2,206	7,512	*
Norman G. Herbert	400	-	2,000	2,400	*
David S. Hickman	-	88,336	17,136	105,472	2.07%
James C. Lawson	47,742	29,762	2,205	79,709	1.57%
Len M. Middleton	-	-	-	-	*

Named Executive Officers Who are Not Directors
Todd C. Clark	1,242	1,095	20,949	23,286	*
Randal J. Rabe	1,464	3,683	21,782	26,929	*

All Directors and Named Executive Officers as a Group (10 Persons)				317,537	6.25%

(1)	The symbol "*" shown in this column indicates ownership of less than 1% of the current outstanding common stock of the Company, which is the Company's only class of voting securities.

Shareholder Proposals

To be considered timely, any proposal by a shareholder (other than director nominations) of the Company for the 2011 Annual Meeting of Shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by Randal J. Rabe, Executive Vice President, Secretary and Chief Financial Officer, at the principal executive offices of the Company by November 17, 2010. Director nominations must be submitted no less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting. All shareholder proposals and director nominations must fully comply with the notice and procedural requirements in the Company's Bylaws.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers and employees of United and the Bank may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson, Inc. to assist with the solicitation of proxies for shares held in street name for an anticipated fee of $6,500 plus reimbursement for out-of-pocket expenses.

Additional Information

An Annual Report on Form 10-K for the year ended December 31, 2009 will be provided free to shareholders upon written request. Write to United Bancorp, Inc., Attention: Diane Skeels, Executive Assistant, P.O. Box 248, Tecumseh, Michigan 49286. The Form 10-K may also be accessed at our website, www.ubat.com. The Form 10-K and certain other periodic filings are filed with the SEC. The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Company. The SEC's web site address is www.sec.gov.

As permitted by SEC rules, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address who have notified us of their election to receive only one copy of such documents. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of this proxy statement. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of proxy statements and annual reports to shareholders on an ongoing basis by written or oral request. We will begin sending separate copies of such documents within thirty days of receipt of such instructions. All requests should be addressed to United Bancorp, Inc., Attn: Diane Skeels, Executive Assistant, P.O. Box 248, Tecumseh, MI, 49286, phone 517/423-1760.

BY ORDER OF THE BOARD OF DIRECTORS

Randal J. Rabe
Executive Vice President,
Secretary and
Chief Financial Officer

August 18, 2010

Your vote is important. Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.
See the information included elsewhere in this proxy statement regarding how to revoke a proxy and how to vote in person.

Proxy

The undersigned shareholder appoints David S. Hickman and Robert K. Chapman, or either of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the special meeting of shareholders to be held on September 23, 2010 and any adjournment thereof, and to vote and act with respect to all shares of common stock of United Bancorp, Inc. (the "Company") that the undersigned is entitled to vote at the meeting and any adjournment thereof, on all matters that come before the meeting and on all matters incident to the conduct of the meeting, including any vote to adjourn the meeting.

This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for approval of the proposals. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting and on any matter incident to the conduct of the meeting.

The Board of Directors recommends a vote FOR all proposals.

PROPOSAL 1 To amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 30,000,000 shares.
☐ For	☐ Against	☐ Abstain

PROPOSAL 2

To adjourn the special meeting, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve the proposed amendment to the Company's Articles of Incorporation.

☐ For	☐ Against	☐ Abstain

Date:                                                             , 2010.

(Signature)	(Signature)

Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

2723 S. State Street • Ann Arbor, Michigan  48104
Phone 517.423.8373 • Fax 517.423.5041 • www.ubat.com